                    AMENDED STOCK PURCHASE AND SALE AGREEMENT

     THIS AMENDED STOCK PURCHASE AGREEMENT AND SALE AGREEMENT (the "Agreement"), is made and entered into effective this the 19th day of December, 2000, by and among CHEQUEMATE INTERNATIONAL, INC. d/b/a C-3D Digital, Inc., a Utah corporation ("Purchaser"), and VISIONCOMM, INC., a Delaware corporation (the "Company") and the shareholders of the Company (collectively, the "Sellers").

     WHEREAS, Sellers own a combined total of 2,503,630 shares of Common Stock, $.01 par value (the "Stock") of the Company, which represents all of the issued and outstanding capital stock of the Company;

     WHEREAS, William J. Brinkmeier, Larry Wilk, Stan Rojeski and Tom Nix own approximately 86% of the Common Stock of the Company (the "Major Sellers");

     WHEREAS, Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers 100% of the Stock upon the terms and conditions hereinafter set forth; and

     WHEREAS, this Agreement is entered into for the purpose of amending and clarifying a Stock Purchase and Sale Agreement between the parties dated December 4, 2000.

     NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. INCORPORATION OF RECITALS. The above recitals are hereby incorporated by reference.

2. PURCHASE AND SALE. Sellers do hereby agree to sell 100% of the shares of Stock to the Purchaser and Purchaser agrees to purchase the Stock from the Sellers, on the terms set forth below.

3. PURCHASE PRICE. The purchase price for the purchase of the Stock, shall be a total of $7,800,000 (the "Purchase Price"), payable as follows:

     A. SHARES: On the Closing Date, the Company shall issue to Sellers a total of 2,500,000 shares of the Purchaser's common stock, based on a value of $2.00 per share (the "Purchaser Shares"), subject to adjustment as set forth in this paragraph. If, on the date which is the earlier of (a) one year from the Closing Date, or (b) the date the Company files a registration statement including the Stock (the "repricing date"), pursuant to paragraph 8 below, the average closing bid price of the Company's common stock, as reported by the American Stock Exchange, for the five (5) business days prior to the repricing date, is less than $2.00 per share, the Company shall issue to Sellers the number of additional shares necessary for Sellers to receive (with the Stock issued at Closing) a total value of $5,000,000, based on such average closing bid price(s) for such five (5) day period. However, in no event shall Sellers receive shares in excess of a total of 10,000,000 shares. Alternatively, Purchaser may, at its sole discretion, issue to Sellers, pro rata, promissory notes representing the purchase price adjustment described above, payable in full with interest at 8% per annum, within three (3) months from the repricing date.

     B. NOTES: On the Closing Date, Purchaser shall issue to Sellers, a convertible

                                                                     Seller_____
                                                                  Purchaser_____
promissory note or notes in the original aggregate principal amount of $2,800,000, payable to the order of the Sellers or their designated representative (the "Sellers Notes"). The Sellers Notes will bear interest at a rate of 8.0% per annum. Interest on the Sellers Notes shall be computed on the basis of the actual number of days elapsed over a three hundred sixty (360) day year. All principal and accrued interest on the Sellers Notes shall be due and payable on or before April 30, 2002. On the Closing Date, the Sellers Note will be delivered to Sellers or their designated representative in fully registered form, and shall be issued in their name or the name of their nominee. The Purchase Price shall be allocated among the Sellers as set forth on Schedule A attached hereto and made a part hereof.

     C. WARRANTS: On the Closing Date, Purchaser shall deliver to Seller, Warrants to purchase a total of 2,800,000 shares of Common Stock of the Company, exercisable at a price of $1.00 per share, at any time prior to April 30, 2002. The warrants shall be allocated among the Sellers as set forth on Schedule A attached hereto and made a part hereof. Warrants may be exercisable, in whole or in part, in exchange for the conversion of the obligations under the Sellers' Notes, on the terms set forth in the Warrants.

     D. SELLERS OPTION CONVERSION. Prior to April 30, 2002, at the sole option of the Sellers, the Sellers Notes may be convertible into common stock of the Purchaser at a price of $3.50 per share (the "Seller Conversion Price").

     E. PURCHASER OPTION CONVERSION. Prior to April 30, 2002, if shares of the Purchaser's common stock are trading at a price greater than $7.00 per share for a period of sixty (60) trading days, then Purchaser, at its option, may require Sellers to convert all of the principal and accrued and unpaid interest on the Sellers Note into Purchaser's common stock at the Conversion Price.

4.   TITLE TO THE STOCK. The Sellers represent and warrant to the Purchaser that
(i) the Sellers have good, absolute and marketable title to the Stock being sold by the Sellers hereunder, free and clear of all liens, claims, encumbrances and restrictions of every kind; and (ii) such Sellers have the complete and unrestricted right, power and authority to sell, transfer and assign the Stock being sold hereunder. The Sellers make no other representation or warranty to Purchaser concerning or related to the Stock, other than as stated herein.

5. REPRESENTATIONS OF PURCHASER. Purchaser represents and warrants to the Sellers and the Company as follows:

     A. EXISTENCE. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

     B. AUTHORITY. It has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and its directors, officers or agents executing and delivering this Agreement are duly authorized to do so. This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

     C. INVESTOR STATUS. It (a) is an "accredited investor," as that term is defined in Regulation D under the Securities Act of 1933, as amended (the "Act"), and (b) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of the Stock and

                                                                     Seller_____
                                                                  Purchaser_____
the suitability thereof for Purchaser.

     D. INVESTMENT FOR OWN ACCOUNT. Except as otherwise contemplated by this Agreement, it is acquiring the Stock for investment for its own account and not with a view to any distribution thereof in violation of applicable securities laws.

     E. PURCHASER SHARES; NO ENCUMBRANCES; AUTHORITY. It has (i) good, absolute and marketable title to the Purchaser Shares being transferred hereunder, free and clear of all liens, claims, encumbrances and restrictions of every kind; and (ii) the complete and unrestricted right, power and authority to transfer and assign the Purchaser Shares being sold hereunder. The Purchaser makes no other representation or warranty to Sellers concerning or related to the Purchaser Shares of its common stock, other than as stated herein.

6. REPRESENTATION OF THE COMPANY AND THE MAJOR SELLERS. The Company and the Major Sellers hereby jointly and severally represent and warrant to Purchaser the following:

     A. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization. The Company has full corporate power and authority to carry on the business as it is now being conducted and to own and operate their assets, properties and business. The Company has full corporate power and authority to enter into and to perform this Agreement and to issue and sell the Stock to Purchaser.

     B. SCHEDULE B attached hereto is a true and correct representation of the ownership of the issued and outstanding shares of Stock of the Company. Other than as set out therein, there are no other authorized classes or series of capital stock of the Company. All outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable and have been offered, issued, sold and delivered by the Company in compliance with applicable securities laws. There are no preemptive rights with respect to the Stock. There are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments, whether express or implied, obligating the Company to issue any shares of the Stock or securities exchangeable for or convertible into the Stock. The issuance and delivery of the certificates representing the Stock will provide Purchaser record ownership to such Stock free and clear of all liens assuming Purchaser has taken no action to create a lien on any of the Stock. Except for the Articles of Incorporation and Bylaws of the Company and this Agreement, there are no outstanding agreements or documents binding on the Company regarding the transfer, voting, pledge, optioning, or gifting of any capital stock of the Company.

     C. Other than as set forth on SCHEDULE C, the Company does not own, directly or indirectly, any of the capital stock of any other corporation or any entity, profit sharing participation or other interest in any other entity.

     D. The execution, delivery and performance by the Company of this Agreement have been, or will be prior to the Closing Date, duly authorized and approved by the board of directors of the Company, and no further corporate action on the part of the Company is necessary to fully authorize such execution, delivery and performance. This Agreement has been, or when executed will be, duly executed and delivered by the Company and is or will be, upon execution, the legal and binding obligations of the Company and are enforceable against it in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights and principles of equity.

                                                                     Seller_____
                                                                  Purchaser_____

     E. The execution and delivery of this Agreement will not (a) result in a breach or violation of, constitute a default under, or result in the creation of any lien upon any of any assets owned by the Company; or (b) violate any provision of any law applicable to the Company.

     F. The Company owes no, or prior to the Closing Date will owe no, back wages, payroll taxes, income taxes of any nature.

     G. There has never been, and is not currently, any lawsuit, claim, inquiry or investigation by any private or governmental body against the Company.

     H. The Company maintains current and effective all material licenses and permits necessary to conduct the operation of the Company and all governmental regulatory forms have been timely filed.

     I. None of the shareholders, officers or directors of the Company or their spouses has any direct or indirect interest, profit participation or ownership (other than through noncontrolling investments in securities of publicly-held corporations) in businesses which are competitors of the Company. The Company has no outstanding loans or other advances to any shareholder, officer, director or employee of the Company.

     J. SCHEDULE J attached hereto sets forth a true, correct and complete copy of the financial statements of the Company. Except for the absence of footnotes and subject to normal year-end adjustments, the financial statements of the Company (a) fairly present the financial position of the Company, and the consolidated results of operations of the Company for the respective periods indicated therein in all material respects; (b) have been prepared in accordance with GAAP applied on a consistent basis with prior periods; and (c) have not been rendered untrue, incomplete, or unfair in any material respect as representations of the financial condition or results of operations of the Company by the subsequent discovery of events or occurrences which should have been reflected in such financial statements.

     K. The financial statements of the Company set forth in SCHEDULE J attached hereto reflect all liabilities of the Company which are required by GAAP to be reflected thereon. All reserves shown or incorporated in the financial statements are reasonable to provide for losses thereby contemplated. Neither the Company nor the Major Sellers is liable upon or with respect to, subject to or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any other person and there is no basis for the assertion of any such claims or liabilities.

7. SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by any party to this Agreement shall survive the execution and delivery hereof and the closing of the transaction contemplated by this Agreement for a period of one (1) year.

8.   COVENANTS.

     A. BOARD OF DIRECTORS. After the Closing Date, and prior to January 31, 2001, and for a period of five (5) years thereafter, the Purchaser shall permit Sellers to designate two (2) members of the board of directors.

                                                                     Seller_____
                                                                  Purchaser_____

     B. INCIDENTAL REGISTRATION. If the Purchaser at any time, proposes to file on its behalf or on behalf of any of its shareholders, a registration statement under the Act on any form (other than a registration statement on Form S-4 or S-8 or any successor form unless such forms are being used in lieu of or as the functional equivalent of, registration rights) for any class that is the same or similar to the Stock, it will give written notice setting forth the terms of the proposed offering and such other information as the Sellers may reasonably request to all Sellers at least thirty (30) days before the initial filing with the Securities and Exchange Commission of such registration statement, and offer to include in such filing such Stock, and the stock issued upon exercise of the Warrants (the "Warrant Stock"), as any Seller may request. Each Seller desiring to have Stock and Warrant Stock registered will advise the Purchaser in writing within thirty (30) days after the date of receipt of such notice from the Purchaser, setting forth the amount of such Stock and Warrant Stock for which registration is requested. The Purchaser will thereupon include in such filing the amount of stock for which registration is so requested, and will use its best efforts to effect registration under the Act. This paragraph shall not apply to any registration statement(s) or amendment(s) thereto, filed by the Purchaser on or before April 30, 2001.

     C. FORM S-3 REGISTRATION. In addition to the registration rights provided in Section 7(b) above, if at any time the Purchaser is eligible to use Form S-3 consistent with Rule 415 of the Act (or any successor form for registration of secondary sales of Stock), any Seller may request in writing that the Purchaser register its shares and the Warrant Stock held by such Seller, on such form. Upon receipt of such request, the Purchaser will promptly notify all Sellers in writing of the receipt of such request and each such Seller may elect (by written notice sent to the Purchaser within thirty (30) days of receipt of the Purchaser's notice) to have its or his/her Stock and Warrant Stock included in such registration. Thereupon, the Purchaser will, as soon as practicable, use its best efforts to effect the registration on Form S-3 of all Stock and Warrant Stock that the Purchaser has so been requested to register by the Sellers for sale. The Purchaser will use its best efforts to qualify and maintain its qualification for eligibility to use Form S-3 for such purposes. This paragraph shall not apply to any registration statement(s) or amendment(s) thereto, filed by the Purchaser on or before April 30, 2001.

9. CLOSING DATE. The closing of this transaction shall occur on the date (the "Closing Date"), which is the first date after the fulfillment or waiver of all covenants set forth in paragraph 2 above; the completion of all Schedules set forth in paragraph 5 above, and the fulfillment of all closing conditions set forth in paragraph 10 below, or such other date as is mutually agreed upon by the parties.

10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

     The parties obligations hereunder shall be subject to (a) the performance by the parties of their obligations hereunder which by the terms hereof are to be performed at or prior to delivery of the Sellers Note and the Purchasers shares, and (b) the satisfaction of the following conditions on or before the Effective Date:

     A. APPROVAL. The following entities, through appropriate corporate action including, but not limited to promulgation of authorizing resolutions, shall have approved the purchase and sale of the Sellers Note and the Stock on terms set forth herein: (i) the board of directors of the Company; (ii) the shareholders of the Company; (iii) the board of directors of the Purchaser; and
(iv) any lender providing financing to Purchaser in relation to this Agreement.

                                                                     Seller_____
                                                                  Purchaser_____

     B. AUTHORIZATIONS AND CONSENTS. Copies, certified by the President of the Company of all consents, authorizations, filings, licenses and approvals, whether governmental or otherwise, required in connection with the execution, delivery and performance by the Company, or the validity and enforceability of this Agreement.

     C. MATERIAL ADVERSE CHANGE. For the period from August 31, 2000 to the Closing Date, and except for the transactions contemplated by this Agreement, there shall have been no occurrence or event, whether financial or otherwise, which in Purchaser's opinion, has or could have a material adverse effect on the Company.

     D. REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall be true and correct on the Closing Date.

     E. EMPLOYMENT AGREEMENTS. Purchaser shall have entered into employment agreements with William Brinkmeier, Tom Nix, Larry Wilk, and Frank Friedlein on terms and conditions acceptable to the Major Sellers.

     F. RELEASE OF GUARANTY. The Company and the Purchaser shall have caused each of the Sellers to be released from any guaranty of indebtedness or other obligations of the Company.

     G. SUBSIDIARY. Purchaser agrees that until all indebtedness of the Company to its existing lenders is repaid in full, the Company shall remain a wholly-owned subsidiary of the Purchaser.

     H. REGISTRATION RIGHTS APPROVAL. The parties shall have received written approval by the firm Crooks Hollow Road, LLC ("CHR"), of Sellers' registration rights, and such other provisions of this Agreement as may require the approval or consent of CHR.

11. INDEMNIFICATION OF PURCHASER. The Company shall defend, indemnify and hold Purchaser harmless from, against and in respect of any and all claims, demands, lawsuits, proceedings, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys' fees and costs of investigation (all of the foregoing are hereinafter collectively referred to as the "Claims") which arise or result from or relate to:

     A. The breach or failure of any representation or warranty made by the Company or the Sellers under or contained in this Agreement; or

     B. The breach by the Company or the Sellers of, or failure by the Company or the Sellers to perform any of its covenants, commitments, agreements or obligations under or contained in this Agreement.

12.  ARBITRATION.

     A. In the event of a dispute arising out of or relating to this Agreement, any party shall submit written notice to the other parties (an "Arbitration Notice") and to the American Arbitration Association (the "AAA") at the following address: 140 West 51st Street, New York, New York 10020-1202 (telephone 212-484-3266; fax 212-3074387). All such disputes shall be submitted to a sole arbitrator who is independent and impartial, for binding arbitration in

                                                                     Seller_____
                                                                  Purchaser_____

Portland, Oregon, in accordance with the AAA's Commercial Arbitration Rules (the "Rules") as modified or supplemented by this Agreement. The parties agree that they will faithfully observe this Agreement and the Rules and that they will abide by and perform any award rendered by the arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-16 (or by the same principles enunciated by such Act in the event it may not be technically applicable). The award or judgment of the arbitrator shall be final and binding on all parties and the judgment upon the award or judgment of the arbitrator may be entered and enforced by any court having jurisdiction. If any party becomes the subject of a bankruptcy, receivership or similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory arbitration provisions and shall be resolved in accordance therewith. The agreements contained herein have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The fees and expenses of the arbitrator will be shared equitably (as determined by the arbitrator) by all parties engaged in the dispute.

     B. Promptly after the Arbitration Notice is given, the AAA will select five (5) possible arbitrators, to whom the AAA will furnish the identities of the parties and the general nature of the controversy. If any of those arbitrators disqualifies himself or declines to serve, the AAA shall continue to designate potential arbitrators until the parties have a panel of five (5) arbitrators to select from. After the panel of five (5) potential arbitrators has been completed, a summary of the background of each potential arbitrator will be given to each of the parties and the parties will have a period of twenty (20) days from the date of the receipt of the summaries in which to attempt to agree upon the arbitrator to conduct the arbitration. If after the aforementioned twenty (20) day period, the parties are unable to agree upon an arbitrator, then any party may notify the AAA in writing of such disagreement, and the AAA shall select the arbitrator from the list of five (5) arbitrators. The decision of the AAA with respect to the selection of the arbitrator will be final and binding in such case. For purposes of this Section 9, Purchaser will be one party and the Company will be one party.

     C. No litigation or other proceeding may ever be instituted at any time in any court or before an administrative agency or body for the purpose of adjudicating, interpreting, or enforcing any of the rights or obligations of the parties hereto or any rights or obligations relating to the subject matter hereof whether or not covered by the express terms of this Agreement, or for the purpose of adjudicating a breach or determination of the validity of this Agreement, or for the purpose of having the award or judgment of an arbitrator, except a proceeding instituted (i) for the purpose of having the award or judgment of an arbitrator entered and enforced or (ii) to seek an injunction or restraining order (but not damages in connection therewith) in circumstances where such relief is available.

     D. Within ten (10) days after the selection of the arbitrator, the parties and their counsel will appear before the arbitrator at a place in Portland, Oregon at a time designated by the arbitrator for the purpose of each party making a two (2) hour or less presentation and summary of the case. Thereafter, the arbitrator will set dates and times for additional hearings in accordance with the Rules until the proceeding is concluded. The desire and goal of the parties is, and the arbitrator will be advised that his goal should be, to conduct the arbitration proceeding as expeditiously as possible. If any party or his counsel fails to appear at any hearing, the arbitrator shall be entitled to reach a decision based on the evidence with has been presented by

                                                                     Seller_____
                                                                  Purchaser_____
the party who did appear.

13. CHOICE OF LAW. It is the intention of the parties that the laws of the State of Delaware should govern the validity of this Agreement, the construction of its terms, and the interpretation of the right and benefit of the parties.

14. BENEFITS. Each party agrees to execute any additional instruments necessary to effectuate the intent of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties' personal representatives, successors and/or assigns.

15. NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or deposited in the United States Postal Service, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed, or faxed and confirmed, if addressed to the respective parties as follows:

If to the Company or the Sellers:

VisionComm, Inc.
124 Point West Boulevard
St. Charles, Missouri 63301
Ph. 800-555-6918
Fax 636-947-6488

If to the Purchaser:

Chequemate International, Inc.
d/b/a C-3D Digital, Inc.
124 Ferry Street S.W.
Albany, Oregon 97321
Ph. 541-791-4813
Fax 541-791-4819

16. ENTIRE AGREEMENT. This Agreement cancels and supersedes all prior negotiations and understandings between the parties relating hereto including, but not limited to, (a) that certain Binding Letter of Intent, dated as of October 3, 2000, by and between Company and Purchaser, and (b) the initial Stock Purchase and Sale Agreement between the parties dated December 5, 2000. This Agreement embodies the entire agreement and understanding between such parties with respect to the matters covered hereby.

17. ATTORNEY FEES, COSTS AND EXPENSES. The parties shall be responsible for and agree to pay their respective attorney fees, costs and expenses (including any broker and finder's fees) incurred in the consummation of this transaction, PROVIDED HOWEVER, that Sellers shall be responsible for payment of any taxes resulting from the transfer of the Stock to Purchaser.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]


                                                                     Seller_____
                                                                  Purchaser_____

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on this 19th day of December, 2000.


SELLER:                                SELLER:

/s/                                    /s/
-----------------------------          -----------------------------
William J. Brinkmeier                  Tom Nix


SELLER:                                SELLER:

/s/                                    /s/
-----------------------------          -----------------------------
Larry Wilk                             Stan Rojeski


SELLER:                                SELLER:

/s/                                    /s/
-----------------------------          -----------------------------
Joe Melton                             Kirk Kaalberg


SELLER:

DST ASSET MANAGEMENT COMPANY           /s/
                                       -----------------------------
                                       John Metzler

By: /s/
   --------------------------
Name: David C. Jones
Title: Director


PURCHASER:

CHEQUEMATE INTERNATIONAL, INC.
d/b/a C-3D Digital, Inc., a  Utah corporation


By: /s/
   --------------------------
Name: Michael Heil
Title: Chairman, CEO


COMPANY:

VISIONCOMM, INC., a Delaware corporation

By: /s/
   --------------------------
Name: William J. Brinkmeier
Title: President

                                                                     Seller_____
                                                                  Purchaser_____

                                   SCHEDULE A

                          ALLOCATION OF PURCHASE PRICE
                                AMONG THE SELLERS

                                      NUMBER OF                       NUMBER OF
                                     CHEQUEMATE                       CHEQUEMATE
NAME                                   SHARES        NOTE PAYABLE      WARRANTS
----                                 ----------     --------------    ----------
William J. Brinkmeier                  869,406      $   973,736.25     973,736
Stanley H. Rojeski                     797,632      $   893,347.92     893,348
Thomas A. Nix                          149,255      $   167,165.05     167,165
Lawrence J. Wilk                       149,255      $   167,165.05     167,165
Joe Melton                              11,038      $    12,362.49      12,363
DST Asset Management Company             3,715      $     4,160.49       4,161
Kirk Kaalberg                           44,577      $    49,925.93      49,926
Charles P. Miller                       24,850      $    27,832.09      27,832
Nanci Sue Harvey-Brinkmeier             12,425      $    13,916.46      13,916
Karen A. Wilson                          6,213      $     6,958.65       6,959
Frank Friedlein, Jr                     41,980      $    47,018.03      47,018
Berthel Growth & Income Trust I        371,823      $   416,441.22     416,441
John R. Metzler                         17,831      $    19,970.37      19,970
                                     ---------      --------------   ---------
                                     2,500,000      $ 2,800,000.00   2,800,000
                                     =========      ==============   =========


                                                                     Seller_____
                                                                  Purchaser_____

                                   SCHEDULE B

                                 STOCK OWNERSHIP

NAME                               COMMON SHARES   STOCK OPTIONS     WARRANTS      FULLY DILUTED
----                               -------------   -------------     --------      -------------
William J. Brinkmeier                1,103,321         118,850                       1,222,171
Stanley H. Rojeski                   1,073,608                                       1,073,608
Thomas A. Nix                          111,422         158,962                         270,384
Lawrence J. Wilk                       111,422         158,962                         270,384
Joe Melton                              14,857                                          14,857
DST Asset Management Company             5,000                                           5,000
Kirk Kaalberg                           60,000                                          60,000
Charles P. Miller                                       59,425                          59,425
Nanci Sue Harvey-Brinkmeier                             29,713                          29,713
Karen A. Wilson                                         14,857                          14,857
Frank Friedlein, Jr.                                   118,850                         118,850
Berthel Growth & Income Trust I                                        889,154         889,154
John R. Metzler                         24,000                                          24,000
                                     ---------        --------        --------      ----------
                                     2,503,630         659,619         889,154       4,052,403
                                     =========        ========        ========      ==========



                                                                     Seller_____
                                                                  Purchaser_____

                                   SCHEDULE C

                           OWNERSHIP OF OTHER ENTITIES

                  THE COMPANY IS A MEMBER OF DATA NET, L. L. C.





                                                                     Seller_____
                                                                  Purchaser_____